Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com
FOR IMMEDIATE RELEASE

Kratos’ First Quarter 2018 and Prior Year Financial Results Reflect Public Safety and Security Business as a Discontinued Operation Pending Expected Second Quarter Divestiture

First Quarter 2018 Revenues of $143.0 Million Increase 8.3 Percent over First Quarter of 2017

Kratos’ Unmanned Systems Division First Quarter 2018 Revenues of $27.8 Million Increase 78.2 Percent over First Quarter 2017

First Quarter Positive Cash Flow from Operations of $6.5 Million

First Quarter Book-To-Bill Ratio of 1.2 to 1.0

Affirms Full Year 2018 Financial Guidance

SAN DIEGO, CA, May 10, 2018 - Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS), a leading National Security Solutions provider, today reported its first quarter 2018 financial results, which, along with comparable 2017 financial results, have been recast to reflect the pending divestiture of the Company’s Public Safety & Security (PSS) business as a discontinued operation. The sale and divestiture of Kratos’ PSS business is expected to close during the Company’s second fiscal quarter of 2018.
Accordingly, for the first quarter ended April 1, 2018, Kratos generated revenue of $143.0 million, an increase of 8.3 percent over the first quarter of 2017. First quarter 2018 Adjusted EBITDA from continuing operations was $13.7 million, an increase of 34.3 percent over Adjusted EBITDA of $10.2 million in the first quarter of 2017. First quarter 2018 gross margins increased to 28.5 percent from 27.3 percent in the first quarter of 2017, operating income increased 400 percent to $7.0 million in 2018 from $1.4 million in 2017 and Kratos Adjusted EBITDA margin rate increased to 9.6 percent in 2018 from 7.7 percent in 2017. In the first quarter of 2018 Kratos generated positive cash from operations of $6.5 million, the Company’s total backlog was $551.8 million, book-to-bill ratio was 1.2 to 1.0 and Kratos’ bid and proposal pipeline was approximately $6 billion.

For the first quarter of 2018, Kratos’ Unmanned Systems Division (KUSD) generated year over year revenue growth of 78.2 percent, to $27.8 million, up from $15.6 million in the first quarter of 2017. KUSD’s first quarter 2018 Adjusted EBITDA of $1.7 million, or 6.1 percent of revenue, increased from an Adjusted EBITDA loss of $2.8 million in the first quarter of 2017. In addition, in the first quarter of 2018, KUSD received in excess of $200 million in sole source or single award contracts, all of which is expected to be converted to revenue over the life of the expected contracts, and reported a book to bill ratio of 2.6 to 1.0.
In the first quarter of 2018, all businesses within Kratos’ Government Solutions (KGS) generated year-over-year revenue growth, except Kratos’ legacy, non-core government services business, which saw a decline of $8.1 million, resulting in an overall decline in KGS revenues of 1.0% from the first quarter of 2017. Excluding the legacy government services business, KGS revenue in the first quarter of 2018 increased 7.3 percent over the first quarter of 2017. KGS’ Adjusted EBITDA in the first quarter of 2018 was $12.0 million, down from $13.0 million in the first quarter of 2017, primarily due to the decline in Kratos legacy government services business and product mix. During the first quarter of 2018, KGS’ satellite communications business was selected to participate in the U.S. Air Force TETRAS program under a $998 million multiple award IDIQ contract, and Kratos’ Microwave Electronics Division received an approximate $20 million initial sole source contract award in support of a new airborne electronic warfare system.
Approximately $7.7 million of the increase in the first quarter 2018 revenues was a result of the Company’s adoption of the new revenue recognition guidance effective January 1, 2018. Approximately $3.2 million and $4.5 million of the increase were related to the KGS and KUSD divisions, respectively. The Company’s adoption of the new revenue recognition guidance impacts the timing of revenue recognition. The adoption also resulted in an approximate $138.6 million reduction in total backlog.
For the first quarter of 2018, Adjusted EPS* was $0.05 and EPS from continuing operations was $0.01. In the first quarter of 2018, net loss was $2.2 million, which included a loss from discontinued operations of $3.5 million, or a loss from discontinued operations of $0.03 per share, and net loss per share was $0.02.
Eric DeMarco, Kratos’ President and CEO, said, “Kratos’ core unmanned target drone, satellite communications, microwave electronics, training and missile defense related businesses drove Kratos’ first quarter results. These businesses, and in particular Kratos’ unmanned target drone business with several new programs under contract and beginning production, and existing programs with expected increased production quantities, are forecast to drive a strong organic growth curve for our Company over the next several years. Additionally, with our Dynetics team Gremlins win, Kratos has successfully won every high performance tactical unmanned aerial drone program we have pursued, beating certain of the largest aerospace and defense companies in the industry in competitive solicitations. With the Gremlins award, we are now more confident than ever that Kratos’ tactical unmanned aerial systems business will significantly increase the already strong organic growth we are forecasting for our current core businesses in future years.”

Mr. DeMarco concluded, “With a 2018 DoD budget now in place, we have high confidence in Kratos’ 2018 financial forecast, including an extremely strong third and fourth quarter, as we execute and deliver on the numerous new, long term programs we have under contract. With the planned divestiture of PSS, we have positioned Kratos as a high growth, technology and intellectual property based aerospace and defense Company, and we are laser focused on operational execution, increasing Kratos’ profit margins and increasing our cash flow.”

Financial Guidance
Kratos is affirming its full year 2018 financial guidance for revenues, excluding the PSS business, of $640 to $650 million, compared to $603.3 million for the full year of 2017, and full year 2018 Adjusted EBITDA guidance of $55 to $59 million, compared to $47.6 million for full year 2017. Kratos is also affirming its full year 2018 financial guidance of positive cash flow generation from operations of $35 to $45 million, including the expected collection of net working capital proceeds of the PSS business retained by Kratos.
Kratos’ second quarter 2018 financial guidance for revenues excluding PSS is $140 to $150 million, as compared to $147.9 million for the second quarter of 2017, and second quarter 2018 Adjusted EBITDA guidance is $9.0 to $11.0 million, which reflects the anticipated product mix based on delivery and production schedules, as compared to $10.2 million for the second quarter of 2017.
Similar to 2017, as a result of the approximate six month U.S. Federal Budget Continuing Resolution Authorization which ended March 23, 2018, and the approval of the 2018 DoD Budget, Kratos is forecasting strong third and fourth quarters of fiscal 2018, and for the second half of its fiscal year financial performance to be substantially stronger than the first half of 2018.
Management will discuss the Company’s first quarter 2018 financial results, second quarter and full year 2018 guidance in a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. Analysts and institutional investors may participate in the conference call by dialing (866) 393-0674, and referencing the call by ID number 4268676. The general public may access the conference call by dialing (877) 344-3935 or on the day of the event by visiting www.kratosdefense.com for a simultaneous webcast. A replay of the webcast will be available on the Kratos web site approximately two hours after the conclusion of the conference call.
About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS) develops transformative, affordable technology for the Department of Defense and commercial customers. Kratos is changing the way breakthrough technology for these industries is brought to market through proactive research and a streamlined development process. Kratos specializes in unmanned systems, satellite communications, cyber security/

warfare, microwave electronics, missile defense, training and combat systems. For more information go to www.kratosdefense.com.
Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including the Company’s expectations of the second quarter and full year 2018 revenue, Adjusted EBITDA and Adjusted EPS, and ability to generate positive cash flow from operations in 2018, the Company’s ability to achieve projected growth in certain of the Company’s business units and the expected timing of such growth, its bid and proposal pipeline, demand for its products and services, including the Company’s ability to successfully compete in the tactical unmanned aerial system area and expected new customer awards, performance of key contracts, including the timing of production and demonstration related to certain of the Company’s contracts and product offerings, the impact of the Company’s restructuring efforts and cost reduction measures, including its ability to improve profitability and cash flow in certain business units as a result of these actions, benefits to be realized from the Company’s net operating loss carryforwards and the availability and timing of government funding for the Company’s offerings, timing of LRIP related to the Company’s unmanned aerial target system offerings, as well as the level of recurring revenues expected to be generated by these programs once they achieve full rate production, ability to close the pending divestiture of its PSS business, and market and industry developments, including projected growth. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage and expected cost savings and cash flow improvements expected as a result of the refinancing of our Senior Notes and the repurchase of Senior Notes; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. DoD may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, as amended); risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cybersecurity attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks relating to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that the current economic environment will adversely impact our business; risks that we are not able to close the pending divestiture of the PSS business on our anticipated timeline or at all; and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 31, 2017, and in our other filings made with the Securities and Exchange Commission.
Note Regarding Use of Non-GAAP Financial Measures
This news release contains non-GAAP financial measures, including Adjusted income (loss) per share (computed using income (loss) from continuing operations before income taxes, excluding amortization of intangible assets and capitalized contract and development costs, stock compensation expense, loss on extinguishment of debt, contract design retrofit costs, acquisition and restructuring related items and other, and impairment of goodwill, which includes but is not limited to unused office space expense, excess capacity, investments in unmanned combat systems initiatives, and foreign transaction gains and losses, less the estimated tax cash payments) and Adjusted EBITDA (which excludes, among other things, losses and gains from discontinued operations, restructuring and transaction related items, investments in unmanned combat systems initiatives, stock compensation expense, unused office space expense, impairment of goodwill, loss on extinguishment of debt, foreign transaction gains and losses, and the associated margin rates).  Additional non-GAAP financial measures include Revenues and Adjusted EBITDA related to our KUSD, KGS and PSS businesses. Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding extraordinary items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

*Adjusted earnings per share (Adjusted EPS) excludes loss from discontinued operations, non-cash amortization expenses, as the Company has historically been acquisitive, non-cash stock compensation costs, foreign transaction gains and losses, certain non-recurring items such as acquisition and restructuring related items and other, the loss on extinguishment of debt, and the non-cash impairment of goodwill, and includes cash actually expected to be paid for income taxes on continuing operations, reflecting the benefit of the Company’s net operating loss carryforwards of over $300 million. Kratos believes that reporting adjusted income (loss) per share is a meaningful metric to present the Company’s financial results.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended
	April 1,	March 26,
	2018	2017

Service revenues	$46.0	$49.2
Product sales	97.0	82.8
Total revenues	143.0	132.0
Cost of service revenues	32.9	35.0
Cost of product sales	69.3	60.9
Total costs	102.2	95.9
Gross profit - service revenues	13.1	14.2
Gross profit - product sales	27.7	21.9

Total gross profit	40.8	36.1

Selling, general and administrative expenses	27.3	26.8
Unused office space, restructuring expenses, and other	0.4	0.3
Research and development expenses	3.6	4.4
Depreciation	0.8	0.6
Amortization of intangible assets	1.7	2.6
Operating income from continuing operations	7.0	1.4
Interest expense, net	(5.1)	(8.2)
Loss on extinguishment of debt	—	(2.1)
Other income, net	0.3	0.2
Income/(loss) from continuing operations before income taxes	2.2	(8.7)
Provision for income taxes from continuing operations	0.9	1.4
Income/(loss) from continuing operations	1.3	(10.1)
Income/(loss) from discontinued operations, net of income taxes	(3.5)	0.1
Net loss	$(2.2)	$(10.0)

Basic gain/(loss) per common share:
Gain/(loss) from continuing operations	$0.01	$(0.13)
Loss from discontinued operations	(0.03)	—
Net loss	$(0.02)	$(0.13)

Diluted gain/(loss) per common share:
Gain/(loss) from continuing operations	$0.01	$(0.13)
Income (loss) from discontinued operations	(0.03)	—
Net loss	$(0.02)	$(0.13)

Weighted average common shares outstanding
Basic weighted average common shares outstanding	103.7	77.3
Diluted weighted average common shares outstanding	105.7	77.3

Adjusted EBITDA (1)	$13.7	$10.2

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) plus (income) loss from discontinued operations, net interest expense, income taxes, depreciation and amortization, stock compensation, amortization of intangible assets, amortization of capitalized contract and development costs, foreign transaction gain (loss), acquisition and restructuring related items, contract design retrofit costs, investment in unmanned combat systems, litigation related charges, unused office space expense and costs related to pending customer change orders.

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs.  The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain aerial targets in its Unmanned Systems business as these units are sold.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and restructuring related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Excess capacity and restructuring costs. The Company incurs excess capacity and excess overhead costs related to certain of its manufacturing businesses within its Unmanned Systems and Modular Systems businesses due primarily to underutilization of manufacturing facilities and support costs resulting from less than optimal volumes and efficiencies. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Litigation related items. The Company periodically incurs expenses related to pending claims and litigation and associated legal fees and potential case settlements and/or judgments. Although we may incur such costs and other related charges and adjustments, we do not believe it is indicative of any particular outcome until the matter is fully resolved. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Investment in unmanned combat systems. The Company makes discretionary investments related to its tactical unmanned combat systems initiative with the intention of retaining the intellectual property and data package rights of the technology it is developing. Management believes these rights will result in securing future sole source positions on new platforms which will provide an attractive rate of return. Management believes that these costs are not indicative of ongoing operating results.

Contract design retrofits. The Company makes certain design retrofits primarily related to its development programs in its Unmanned Systems business which are necessary for the final design and configuration of these vehicles. Management believes that these costs are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net income (loss) to Adjusted EBITDA is as follows:

	Three Months Ended
	April 1,	March 26,
	2018	2017

Net loss	$(2.2)	$(10.0)
Income/(loss) from discontinued operations, net of income taxes	3.5	(0.1)
Interest expense, net	5.1	8.2
Loss on extinguishment of debt	—	2.1
Provision for income taxes from continuing operations	0.9	1.4
Depreciation (including cost of service revenues and product sales)	2.8	2.9
Stock-based compensation	1.7	2.1
Foreign transaction gain	(0.2)	(0.2)
Amortization of intangible assets	1.7	2.6
Acquisition and restructuring related items and other	0.4	1.2

Adjusted EBITDA	$13.7	$10.2

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Three Months Ended
	April 1,	March 26,
	2018	2017
Acquisition and transaction related items	$—	$0.4
Excess capacity and restructuring costs	0.4	0.8

	$0.4	$1.2

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended
	April 1,	March 26,
	2018	2017
Revenues:
Unmanned Systems	$27.8	$15.6
Kratos Government Solutions	115.2	116.4
Total revenues	$143.0	$132.0

Operating income (loss) from continuing operations:
Unmanned Systems	$0.8	$(5.0)
Kratos Government Solutions	7.9	9.1
Unallocated corporate expense, net	(1.7)	(2.7)
Total operating income from continuing operations	$7.0	$1.4

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for stock options, employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, merger and acquisition expenses, corporate costs not allocated to the segments, and other miscellaneous corporate activities.

Reconciliation of consolidated Adjusted EBITDA to Adjusted EBITDA by segment is as follows:

	Three Months Ended
	April 1,	March 26,
	2018	2017
Unmanned Systems	$1.7	$(2.8)
% of revenue	6.1%	(18.1)%
Kratos Government Solutions	12.0	13.0
% of revenue	10.4%	11.2%
Total Adjusted EBITDA	$13.7	$10.2
% of revenue	9.6%	7.7%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Three Months Ended
	April 1,	March 26,
	2018	2017
Operating activities:
Net loss	$(2.2)	$(10.0)
Less: income/(loss) from discontinued operations	(3.5)	0.1
Income/(loss) from continuing operations	1.3	(10.1)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	4.5	5.5
Deferred income taxes	—	0.8
Stock-based compensation	1.7	2.1
Amortization of deferred financing costs	0.2	0.4
Amortization of discount on Senior Secured Notes	—	0.2
Loss on extinguishment of debt	—	2.1
Changes in assets and liabilities, net of acquisitions:
Accounts receivable and unbilled receivables	2.2	1.6
Inventoried costs	1.3	(8.9)
Advance payments received on contracts	(0.6)	0.7
Prepaid expenses and other assets	0.8	(3.8)
Accounts payable	(3.0)	0.1
Accrued compensation	3.8	(2.7)
Accrued expenses	(6.1)	—
Accrued interest	4.9	6.0
Billings in excess of costs and earnings on uncompleted contracts	(3.7)	1.2
Income tax receivable and payable	0.2	0.4
Other liabilities	(1.0)	(1.0)
Net cash provided (used in) operating activities from continuing operations	6.5	(5.4)
Investing activities:
Capital expenditures	(6.7)	(5.1)
Net cash used in investing activities from continuing operations	(6.7)	(5.1)
Financing activities:
Payment of long-term debt	—	(64.0)
Proceeds from the issuance of common stock	(1.1)	81.9
Repayment of debt	(0.2)	(0.3)
Debt issuance costs	(0.1)	—
Proceeds from exercise of restricted stock units, employee stock options, and employee stock purchase plan	1.8	0.8
Net cash provided by financing activities from continuing operations	0.4	18.4
Net cash flows from continuing operations	0.2	7.9
Net operating and investing cash flows of discontinued operations	(3.1)	(4.5)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	0.2	—
Net increase (decrease) in cash, cash equivalents and restricted cash	(2.7)	3.4
Cash, cash equivalents and restricted cash at beginning of period	130.9	70.7
Cash, cash equivalents and restricted cash at end of period	$128.2	$74.1

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	April 1,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$127.8	$130.5
Restricted cash	0.4	0.4
Accounts receivable, net	57.7	74.2
Unbilled receivable, net	151.2	138.1
Inventoried costs	48.2	49.0
Prepaid expenses	6.8	11.1
Other current assets	12.9	9.5
Current assets of discontinued operations	52.1	58.6
Total current assets	457.1	471.4
Property, plant and equipment, net	61.5	58.0
Goodwill	425.7	425.7
Intangible assets, net	20.3	22.0
Other assets	7.8	8.1
Other assets of discontinued operations	38.8	38.8
Total assets	$1,011.2	$1,024.0
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$31.3	$34.7
Accrued expenses	33.8	40.9
Accrued compensation	34.1	30.2
Accrued interest	6.6	1.7
Billings in excess of costs and earnings on uncompleted contracts	38.2	42.8
Other current liabilities	7.8	9.4
Other current liabilities of discontinued operations	23.2	29.2
Total current liabilities	175.0	188.9
Long-term debt principal, net of current portion	293.6	293.5
Other long-term liabilities	24.2	24.1
Other long-term liabilities of discontinued operations	5.9	6.0
Total liabilities	498.7	512.5
Commitments and contingencies
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	1,237.2	1,233.7
Accumulated other comprehensive loss	(1.5)	(1.4)
Accumulated deficit	(723.2)	(720.8)
Total stockholders’ equity	512.5	511.5
Total liabilities and stockholders’ equity	$1,011.2	$1,024.0

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

Adjusted income (loss) from continuing operations and adjusted earnings per share (Adjusted EPS) are non-GAAP measure for reporting financial performance, exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying continuing operations results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company's business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income (loss) from continuing operations before amortization of intangible assets, stock-based compensation, foreign transaction gain/loss, contract design retrofit costs and acquisition and restructuring related items and other. The Company uses the estimated cash tax provision in computing adjusted earnings per share to reflect the benefit from the utilization of the Company's net operating losses. Adjusted EPS expresses adjusted income (loss) from continuing operations on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended
	April 1,	March 26,
	2018	2017
Loss from continuing operations before taxes	$2.2	$(8.7)
Add: Amortization of intangible assets	1.7	2.6
Add: Stock-based compensation	1.7	2.1
Add: Loss on extinguishment of debt	—	2.1
Add: Foreign transaction gain	(0.2)	(0.2)
Add: Acquisition and restructuring related items and other	0.4	1.2
Adjusted income/(loss) from continuing operations before income taxes	5.8	(0.9)

Estimated cash tax provision	0.3	0.6
Adjusted income/(loss) from continuing operations	$5.5	$(1.5)

Diluted income per common share:
Adjusted income/(loss) from continuing operations	$0.05	$(0.02)

Weighted average common shares outstanding
Diluted	$105.7	$77.3
-end-